Exhibit 10.3

CHENIERE ENERGY, INC.

2003 STOCK INCENTIVE PLAN

ADDENDUM - FRANCE

The provisions of this Addendum apply to French Options and French Restricted Stock (as defined below) granted under the 2003 CHENIERE ENERGY, INC. Stock Incentive Plan (the “Plan”) to French Eligible Employees of the Company (as defined below).

These provisions supplement and supersede (where applicable) the provisions of the Plan with respect to French Options and French Restricted Stock. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the express provisions of this Addendum, the provisions of this Addendum shall govern and control the grant of French Options and French Restricted Stock under the Plan.

This Addendum shall be administered by the Committee in accordance with Section 1.3 of the Plan.

Capitalised terms not defined herein shall have the meaning attributed to them in the Plan.

French Option means an Option granted to a French Eligible Employee under this Addendum.

French Restricted Stock means a Restricted Stock granted to a French Eligible Employee under this Addendum.

The Company may grant a French Option over shares of Common Stock (the “Shares”) or a French Restricted Stock to any person who is eligible to be granted an Option or a Restricted Stock under the Plan and subject to the additional terms and conditions in this Addendum.

Notwithstanding the definition of Employee, Director and Consultant in the Plan, French Options and Restricted Stock may only be granted to individuals, resident in France for the purposes of taxation at the date of grant, who are employees, Chairman of the Board (Président du conseil d’administration), Managing Directors (Directeurs généraux), members of the Executive Board (membres du Directoire) and Managers (gérants) of the Company or a company of which at least 10% of the capital is controlled directly or indirectly by the Company (the “French Eligible Employee(s)”).

Notwithstanding any other provision of the Plan, French Options and French Restricted Stock granted to any French Eligible Employees already owning, or owning as a result of such grant, Shares representing 10% or more of the Company’s capital shall be deemed not to have been granted pursuant to this Addendum.

Notwithstanding any other provision of the Plan, no French Options or French Restricted Stock may be granted later than 38 months from the date on which this Addendum is adopted.

The French Eligible Employee and its employer shall comply with the filing requirements provided for by French tax law.

1.	French Options

1.1	The aggregate number of French Options granted and not yet exercised shall not, at any point in time, give right to subscribe for a number of Shares exceeding one third of the share capital of the Company. For the avoidance of doubt, Shares allocated under this Addendum shall be taken into account for the purposes of determining the maximum number of Shares subject to the Plan.

1.2	Notwithstanding any other provision of the Plan, if and so long as the Shares are admitted to trading on a regulated market, any Option providing for an Exercise Price per Share at the date of the grant of the Option which is less than 95% of the arithmetical average of the market value of the Share over the 20 daily sessions preceding the date of grant shall be deemed not to have been granted under this Addendum. For the purposes of this Rule, ‘market value’ shall be the middle market quotation of the Share.

1.3	Notwithstanding any other provision of the Plan, if and so long as the Shares are admitted to trading on a regulated market, and the Shares are to be transferred rather than issued to the French Eligible Employees:

(i)	such Shares shall not have been held by the Company for a period exceeding one year prior to the grant of the French Option; and

(ii)	the Exercise Price per Share shall not be less than 95% of the average purchase price of the Share held by the Company for the purposes of granting French Options under this Addendum.

1.4	Notwithstanding any other provision of the Plan, no Option can be granted to a French Eligible Employee before:

(A)	twenty daily sessions have elapsed after the date of issue of any dividend warrants or of the allotment of any further shares or debentures by way of dividends;

(B)	within the 10 trading days preceding and following the date on which the consolidated or annual accounts of the Company are made public;

(C)	during the period of time between the date the Company becomes aware of information which would have a significant impact on the price of the Shares and the 10 trading days following the date upon which such information is made public.

1.5	Notwithstanding any other provision of the Plan, the Exercise Price for French Eligible Employees and/or the number of French Options referred to above shall be adjusted upon the occurrence of the events specified in Article L. 225-181 of the French Commercial Code (Code de commerce) – hereafter the “FCC”- and in accordance therewith.

1.6	The Shares resulting, transferred or allotted on the exercise of a French Option shall be registered in the name of the French Eligible Employee or registered in a securities account opened in the name of the Eligible Employee.

1.7	A French Option shall be exercisable at such time or times as the Committee in its discretion may determine at the time such French Option is granted, provided however that if a French Option becomes exercisable before the expiry of the fourth year from the date of grant, the French Eligible Employee shall not be entitled to dispose of the Shares resulting, transferred or allotted on the exercise of a French Option before the expiry of the fourth year from the date of grant. In the event of a modification to Article 163 bis C of the French Tax Code (Code général des impôts) which has the effect of reducing or extending the said period of four year provided therein, the period of four year mentioned above shall be replaced by a period equal to the new period which will be set out in Article 163 bis C of the French Tax Code thus modified as from the effective date of such legislative change.

1.8	However, the Shares resulting, transferred or allotted on the exercise of a French Option may be disposed of before the expiry of the fourth anniversary of the date of grant for one of the following reasons:

(A)	disability (as defined by Article L. 341-1 of the French Social Security Code (Code de sécurité sociale);

(B)	involuntary retirement, provided that the exercise takes place at least three months prior to the date of the retirement;

(C)	death of the French Eligible Employee;

(D)	dismissal or redundancy at the request of the Company, provided that exercise has taken place at least three months prior to the notification of termination.

1.9	Unless otherwise determined by the Committee, the maximum number of French Options exercisable by the French Eligible Employee as a result of the occurrence of one of the events mentioned in (A) to (D) of Section 1.8 of this Addendum shall be limited to the aggregate amount of the options vested in accordance with the terms determined by the Committee at the time the French Option is granted.

1.10	Any French Option which was not vested at the date of occurrence of one of the events mentioned in (A) to (D) of Section 1.8 of this Addendum shall be forfeited back to the Company.

1.11	On the death of a French Eligible Employee, at a time when the French Option has not lapsed, the French Option may not be exercised by the heirs of the French Eligible Employee later than 6 months following the date of the death.

1.12	Notwithstanding any other provision of the Plan, the French Options may not be disposed of by any French Eligible Employee before the French Option has been exercised.

2.	French Restricted Stock

2.1	Notwithstanding any other provision of the Plan, the aggregate number of French Restricted Stock granted shall not, at any point in time, give right to subscribe for a number of Shares exceeding 10% of the share capital of the Company. For the avoidance of doubt, Shares allocated under this Addendum shall be taken into account for the purposes of determining the maximum number of Shares subject to the Plan.

2.2	Notwithstanding any other provision of the Plan, French Restricted Stock shall vest upon expiry of a period of two years from the date of grant (or such longer period as the Committee may determine), being currently the minimum vesting period provided by Article L. 225-197-1 of the FCC. In the event of a modification to Article L 225-197-1 of the FCC which has the effect of reducing or extending the said minimum period provided therein, the two-year period shall be replaced by a period equal to the new period which will be set out in the L 225-197-1 of the FCC thus modified as from the effective date of such legislative change.

2.3	Notwithstanding any other provision of the Plan, an Award of French Restricted Stock shall be personal to the French eligible employee to whom it is made and shall not be transferable.

2.4	Notwithstanding any other provision of the Plan, all French Restricted Stock delivered upon vesting into the name of the French Eligible Employee shall not be disposed of by him for a period of at least two years as from the vesting date (or any such longer period as the Committee may require), being currently the minimum holding period provided by Article L. 225-197-1 of the FCC. In the event of a modification to Article L 225-197-1 of the FCC which has the effect of reducing or extending the said minimum period provided therein, the two-year period shall be replaced by a period equal to the new period which will be set out in the L 225-197-1 of the FCC thus modified as from the effective date of such legislative change.

2.5	Notwithstanding any other provision of the Plan, as from the date of expiry of the holding period, as defined under Section 2.4 of this Addendum, the French Eligible Employee will be entitled to dispose of the Shares at any time, provided however that the Shares may not be disposed of:

(A)	within 10 trading days preceding AND following the date of publication of the consolidated accounts of the Company or in the absence of such consolidated accounts, the annual accounts; and

(B)	during the period of time comprised BETWEEN the date on which the management of the Company becomes aware of any information which would have a significant impact on the price of the Shares if it were made public and the 10 trading days following the date on which such information is made public.

2.6	On the death of a French Eligible Employee, at a time when the French Restricted Stock has not vested, the French Restricted Stock may not be allocated to the heirs of the French Eligible Employee later than 6 months following the date of the death.